Exhibit 99.1

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	800-255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES FIRST QUARTER 2009 EARNINGS
2009 EARNINGS GUIDANCE UPDATED

ST. LOUIS, MO., May 1, 2009—Ameren Corporation (NYSE: AEE) today announced first quarter 2009 net income in accordance with generally accepted accounting principles (GAAP) of $141 million, or 66 cents per share, compared to first quarter 2008 GAAP net income of $138 million, or 66 cents per share.  Excluding the effects of mark-to-market activity and the 2007 Illinois electric rate relief settlement in each year, Ameren recorded first quarter 2009 core (non-GAAP) net income of $114 million, or 54 cents per share, compared to first quarter 2008 core (non-GAAP) net income of $134 million, or 64 cents per share.

A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	First Quarter
	2009	2008
GAAP earnings per share	$0.66	$0.66
Illinois electric rate relief settlement, net	0.02	0.03
Mark-to-market activity, net	(0.14)	(0.05)
Core (non-GAAP) earnings per share	$0.54	$0.64

The decline in core (non-GAAP) earnings per share in the first quarter of 2009, versus the same period in 2008, was principally due to lower electric and gas sales volumes, higher fuel and related transportation prices, the impact of a severe winter ice storm and the effect of gas rate redesign in the Illinois regulated utility segment.  The items noted above more than offset the benefit to earnings of new utility service rates in Illinois, effective October 1, 2008, and in Missouri, effective March 1, 2009, among other factors.

“Despite the challenges of the current economic downturn, we remain focused on executing our strategy,” said Thomas R. Voss, president and chief executive officer of Ameren Corporation.  “That strategy calls for prudently investing in our regulated businesses to meet our customers’ needs and expectations, achieving constructive regulatory frameworks and returns and optimizing our non-

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rate-regulated generating assets.  I expect execution of this strategy will position us to deliver solid, long-term shareholder value.”

In the first quarter of 2009, milder weather and the absence of a leap day contributed to a 6% decline in kilowatthour sales to residential customers and a 2% sales decline to commercial customers, compared to the year-ago quarter.  Absent these factors, Ameren estimates that first quarter 2009 residential and commercial kilowatthour sales each declined a more modest 1%, versus the year-ago period.  The weak economy significantly impacted industrial electric sales.  They declined 13% from the year-ago quarter, excluding the impact of reduced demand from AmerenUE’s largest customer, the Noranda Aluminum, Inc., smelter plant in New Madrid, Missouri.  Noranda’s plant sustained damage because of a power interruption on non-Ameren-owned power lines during a severe January ice storm.  This loss of operating capacity at Noranda is expected to last through much of 2009.

At the non-rate-regulated generation segment, first quarter 2009 earnings were relatively flat, with those of the year-ago quarter.  These 2009 results reflected proactive forward sales of 2009 generation in prior years at higher-than-current market prices.

2009 Earnings Guidance

Ameren also announced today that it updated its expectations for full-year 2009 earnings.  GAAP earnings for 2009 are now expected to be in the range of $2.63 to $2.98 per share, down from the prior $2.68 to $3.08, and core (non-GAAP) earnings are now expected to be in the range of $2.70 to $3.05 per share, down from the prior $2.75 to $3.15 per share.  An estimated 7 cents per share negative impact in 2009 from the 2007 settlement agreement among parties in Illinois to provide comprehensive electric rate relief and customer assistance is excluded from core (non-GAAP) earnings guidance.  Any net unrealized mark-to-market gains or losses will impact GAAP earnings, but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses.  The updated GAAP and core (non-GAAP) guidance include the effects of a severe January 2009 winter storm, including  an estimate of the related full-year impact of reduced electric margins due to the loss of operating capacity at the Noranda Aluminum smelter plant.  The prior earnings guidance, which was issued in mid-February, had excluded these storm-related impacts.

In addition to incorporating the severe storm costs and the estimated impact on electric margins of the related Noranda outage, the revised earnings guidance is also based on higher expected financing costs for new credit facilities and lower expected sales to industrial customers than

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had been included in the prior guidance.  These negatives are offset, in part, by higher expected long-term sales for resale.

Ameren expects its business segments to provide the following contributions to full year 2009 core (non-GAAP) earnings per share:

Missouri Regulated	$1.15	-	$1.25
Illinois Regulated	0.40	-	0.50
Non-rate-regulated Generation	1.15	-	1.30
2009 Core (Non-GAAP) Earnings Guidance Range	$2.70	-	$3.05

Ameren’s earnings guidance for 2009 assumes normal weather and is subject to, among other things, regulatory decisions and legislative actions, plant operations, energy and capital and credit market conditions, economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Missouri Regulated Operations Earnings

Core (non-GAAP) earnings in the first quarter of 2009 were $6 million, down from $45 million in the first quarter of 2008.  This decline was primarily due to lower native load electric sales reflecting the weak economy, milder weather, the outage at the Noranda Aluminum smelter, as well as lower margins on electric off-system sales.  In addition, there were higher distribution system reliability expenses, including storm costs, higher fuel and related transportation costs and a 12-day unscheduled outage at the Callaway Nuclear Plant.  The above negatives were offset, in part, by new, higher electric rates, effective March 1, 2009.  Missouri regulated operations recorded GAAP earnings in the first quarter of 2009 of $23 million, $29 million less than in the first quarter of 2008.  In addition to the items noted above, this GAAP earnings decrease was reduced by net unrealized mark-to-market activity.

Illinois Regulated Operations Earnings

Core (non-GAAP) earnings in the first quarter of 2009 were $25 million, up from $18 million in the first quarter of 2008.  This increase was primarily due to new, higher electric and natural gas delivery service rates, effective October 1, 2008.  The increase was offset, in part, by lower electric and natural gas sales, reflecting the weak economy and milder weather and the previously discussed seasonal gas rate redesign.  Effective October 1, 2008, the Illinois Commerce Commission authorized a change in the way natural gas distribution costs are recovered from residential and commercial customers.  This rate redesign shifts some revenues from the first quarter to other quarters with no expected impact on full-year earnings.  Illinois regulated operations recorded GAAP earnings in the

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first quarter of 2009 of $25 million, up $9 million from the first quarter of 2008.  In addition to the items noted above, this GAAP earnings increase was primarily due to lower costs in 2009 related to the 2007 Illinois electric settlement agreement.

Non-rate-regulated Generation Operations Earnings

Core (non-GAAP) earnings in the first quarter of 2009 were $85 million, versus $80 million in the first quarter of 2008.  This increase in earnings was mainly driven by higher realized margins reflecting proactive forward sales of 2009 generation in prior years and lower plant operations and maintenance expenses.  These positives were partly offset by higher fuel and related transportation prices, among other things.  GAAP earnings from non-rate-regulated generation operations in the first quarter of 2009 were $93 million, compared to $78 million in the first quarter of 2008.  In addition to the items noted above, this increase in GAAP earnings was driven by higher net unrealized mark-to-market gains and lower costs related to the 2007 Illinois electric settlement agreement.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Friday, May 1, to discuss first quarter 2009 earnings and other matters.  Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on "Q1 2009 Ameren Corporation Earnings Conference Call," followed by the appropriate audio link.  An accompanying slide presentation will be available on Ameren’s Web site.  This presentation will be posted in the “Investors” section of the Web site under “Presentations.”  The analyst call will also be available for replay on the Internet for one year.  In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time, from May 1 through May 7, by dialing, U.S. (800) 406-7325; international (303) 590-3030 and entering the number: 4053513#.

About Ameren

With assets of $23 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.  Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,400 megawatts.

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Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following:  the earnings impact of the settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance and net mark-to-market gains or losses.  Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations and future rate proceedings or future legislative actions that seek to limit or reverse rate increases;

•	uncertainty as to the continued effectiveness of the Illinois power procurement process;
•	changes in laws and other governmental actions, including monetary and fiscal policies;
•
changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including AmerenUE and Ameren Energy Marketing Company;

•	enactment of legislation taxing electric generators, in Illinois or elsewhere;
•
the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;
•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•
the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;
•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;
•	disruptions of the capital markets or other events that make the Ameren companies’ access to necessary capital, including short-term credit and liquidity, impossible, more difficult or more costly;
•	our assessment of our liquidity;

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•	the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena, including impacts on our customers;
•	the impact of system outages caused by severe weather conditions or other events;
•	generation plant construction, installation and performance, including costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;
•	impairments of long-lived assets or goodwill;
•	recoverability through insurance of costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of AmerenUE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
•
the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be enacted over time, which could have a negative financial effect;

•	labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;
•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.
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AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended
	March 31,
	2009	2008

Electric Sales - kilowatthours (in millions):
Missouri Regulated
Residential	3,697	3,978
Commercial	3,473	3,523
Industrial	1,629	2,278
Other	176	184
Native load subtotal	8,975	9,963
Off-system sales	3,250	3,111
Subtotal	12,225	13,074

Illinois Regulated
Residential
Generation and delivery service	2,948	3,082
Commercial
Generation and delivery service	1,369	1,442
Delivery service only	1,490	1,515
Industrial
Generation and delivery service	113	335
Delivery service only	2,604	2,867
Other	137	146
Native load subtotal	8,661	9,387

Non-rate-regulated Generation
Non-affiliate energy sales	5,545	6,387
Affiliate native energy sales	1,275	1,761
Subtotal	6,820	8,148

Eliminate affiliate sales	(1,275)	(1,761)
Eliminate Illinois Regulated/Non-rate-regulated Generation common customers	(1,305)	(1,250)

Ameren Total	25,126	27,598

Electric Revenues (in millions):
Missouri Regulated
Residential	$209	$218
Commercial	167	165
Industrial	59	76
Other	11	28
Native load subtotal	446	487
Off-system sales	133	154
Subtotal	579	641

Illinois Regulated
Residential
Generation and delivery service	279	258
Commercial
Generation and delivery service	134	134
Delivery service only	21	17
Industrial
Generation and delivery service	1	27
Delivery service only	8	7
Other	51	88
Native load subtotal	494	531

Non-rate-regulated Generation
Non-affiliate energy sales	304	317
Affiliate native energy sales	116	118
Other	32	15
Subtotal	452	450

Eliminate affiliate revenues	(130)	(153)
Ameren Total	$1,395	$1,469

AMEREN CORPORATION (AEE)
CONSOLIDATED OPERATING STATISTICS

	Three Months Ended
	March 31,
	2009	2008

Electric Generation - megawatthours (in millions):
Missouri Regulated	12.3	12.9
Non-rate-regulated Generation
Ameren Energy Generating Company (Genco)	3.4	4.4
AmerenEnergy Resources Generating Company (AERG)	1.4	1.7
Electric Energy, Inc. (EEI)	1.9	2.0
AmerenEnergy Medina Valley Cogen, L.L.C.	0.1	0.1
Subtotal	6.8	8.2
Ameren Total	19.1	21.1

Fuel Cost per kilowatthour (cents)
Missouri Regulated	1.328	1.231
Non-rate-regulated Generation	1.957	1.900

Gas Sales - decatherms (in thousands)
Missouri Regulated	5,437	6,208
Illinois Regulated	43,141	50,783
Other	2,093	638
Ameren Total	50,671	57,629

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$23	$52
Illinois Regulated	25	16
Non-rate-regulated Generation	93	78
Other	-	(8)
Ameren Total	$141	$138

	March 31,	December 31,
	2009	2008
Common Stock:
Shares outstanding (in millions)	213.4	212.3
Book value per share	$33.08	$32.80

Capitalization Ratios:
Common equity	46.3%	45.9%
Preferred stock of subsidiaries	1.3%	1.3%
Debt, net of cash	52.4%	52.8%

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008

Operating Revenues:
Electric	$1,395	$1,469
Gas	521	612
Total operating revenues	1,916	2,081

Operating Expenses:
Fuel	274	302
Purchased power	233	287
Gas purchased for resale	383	459
Other operations and maintenance	421	430
Depreciation and amortization	174	169
Taxes other than income taxes	110	113
Total operating expenses	1,595	1,760
Operating Income	321	321

Other Income and Expenses:
Miscellaneous income	16	19
Miscellaneous expense	(4)	(4)
Total other income	12	15

Interest Charges	118	100

Income Before Income Taxes	215	236

Income Taxes	70	87

Net Income	145	149

Less: Net Income Attributable to Noncontrolling Interests	4	11

Net Income Attributable to Ameren Corporation	$141	$138

Earnings per Common Share - Basic and Diluted	$0.66	$0.66

Average Common Shares Outstanding	212.7	208.7

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	Three Months Ended
	March 31,
	2009	2008
Cash Flows From Operating Activities:
Net income	$145	$149
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	-	(2)
Net mark-to-market gain on derivatives	(51)	(16)
Depreciation and amortization	176	180
Amortization of nuclear fuel	12	11
Amortization of debt issuance costs and premium/discounts	4	5
Deferred income taxes and investment tax credits, net	32	23
Other	(1)	(1)
Changes in assets and liabilities:
Receivables	119	(52)
Materials and supplies	185	179
Accounts and wages payable	(245)	(80)
Taxes accrued, net	29	4
Assets, other	45	63
Liabilities, other	128	44
Pension and other postretirement benefits	36	22
Counterparty collateral, net	(53)	(88)
Taum Sauk costs, net of insurance recoveries	(24)	(112)
Net cash provided by operating activities	537	329

Cash Flows From Investing Activities:
Capital expenditures	(424)	(420)
Nuclear fuel expenditures	(3)	(102)
Purchases of securities - nuclear decommissioning trust fund	(203)	(89)
Sales of securities - nuclear decommissioning trust fund	200	86
Purchases of emission allowances	(2)	(2)
Net cash used in investing activities	(432)	(527)

Cash Flows From Financing Activities:
Dividends on common stock	(82)	(133)
Capital issuance costs	(3)	-
Dividends paid to noncontrolling interest holders	(8)	(10)
Short-term debt, net	(177)	145
Redemptions, repurchases, and maturities of long-term debt	-	(19)
Issuances:
Common stock	28	46
Long-term debt	349	-
Net cash provided by financing activities	107	29

Net change in cash and cash equivalents	212	(169)
Cash and cash equivalents at beginning of year	92	355

Cash and cash equivalents at end of period	$304	$186

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	March 31,	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$304	$92
Accounts receivable - trade, net	554	502
Unbilled revenue	247	427
Miscellaneous accounts and notes receivable	318	292
Materials and supplies	657	842
Mark-to-market derivative assets	324	207
Current portion of regulatory assets	159	79
Other current assets	194	153
Total current assets	2,757	2,594
Property and Plant, Net	16,781	16,567
Investments and Other Assets:
Nuclear decommissioning trust fund	223	239
Goodwill	831	831
Intangible assets	160	167
Regulatory assets	1,682	1,653
Other assets	637	606
Total investments and other assets	3,533	3,496
TOTAL ASSETS	$23,071	$22,657

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$380	$380
Short-term debt	997	1,174
Accounts and wages payable	519	813
Taxes accrued	83	54
Interest accrued	167	107
Mark-to-market derivative liabilities	273	155
Other current liabilities	462	380
Total current liabilities	2,881	3,063
Long-term Debt, Net	6,900	6,554
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,159	2,131
Accumulated deferred investment tax credits	97	100
Regulatory liabilities	1,296	1,291
Asset retirement obligations	412	406
Pension and other postretirement benefits	1,514	1,495
Other deferred credits and liabilities	539	438
Total deferred credits and other liabilities	6,017	5,861
Ameren Corporation Stockholders' Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	4,812	4,780
Retained earnings	2,241	2,181
Accumulated other comprehensive income	6	-
Total Ameren Corporation stockholders' equity	7,061	6,963
Noncontrolling Interest	212	216
Total equity	7,273	7,179

TOTAL LIABILITIES AND EQUITY	$23,071	$22,657